[FNB Corporation Letterhead]





March 28, 2003




Dear Shareholder:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Shareholders of FNB Corporation. The meeting will be held at 2:00 p.m., on Tuesday, May 13, at Custom Catering, Inc., in Blacksburg, Virginia. The bank will host a reception following the business meeting. I encourage you to take this opportunity to visit with your friends and fellow shareholders.

At the meeting, we will take action to elect your directors and ratify the appointment by your Board of Directors of Brown Edwards & Company, L.L.P. as independent auditors. During the meeting, we will also report to you on the condition, performance, and prospects for FNB Corporation and its subsidiaries. You will have an opportunity to inquire about matters of interest to all shareholders. Please return your proxy by Friday, May 9, in the enclosed postage-paid envelope.

We hope you will be able to attend. A map to the site is printed on the back of this proxy statement for your convenience.

Sincerely,



Samuel H. Tollison
President/CEO

Enclosures

                 Notice of Annual Meeting of Shareholders

To Our Shareholders:

     The Annual Meeting of Shareholders of FNB Corporation (the "Corporation") will be held at Custom Catering, Inc., 902 Patrick Henry Drive, Blacksburg, Virginia, on Tuesday, May 13, 2003, at 2:00 p.m., for the following purposes:

     (1) To elect three Class I directors to serve until the 2005 Annual Meeting of Shareholders;

     (2) To ratify the appointment of Brown Edwards & Company, L.L.P. as the Corporation's independent auditors for the year ending December 31, 2003; and

     (3) To transact any other business that may properly come before the meeting or any adjournment thereof.

     The record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting has been fixed by the Board of Directors as of the close of business on March 14, 2003.


                                        By order of the Board of Directors.




                                        Peter A. Seitz, Secretary
                                        FNB Corporation

March 28, 2003


IMPORTANT: To assure that your shares will be voted at the meeting, you are requested to complete, sign and date the enclosed proxy and return it in the postage-paid envelope provided as soon as possible. If you attend the meeting in person, you may withdraw your proxy and vote in person.

                                 FNB Corporation
                                 105 Arbor Drive
                             Christiansburg, VA  24073

                                Proxy Statement

                       2002 Annual Meeting of Shareholders
                           To be Held on May 13, 2003

                              GENERAL INFORMATION

     The accompanying proxy is solicited by and on behalf of the Board of Directors of FNB Corporation (the "Corporation") for the 2002 Annual Meeting of Shareholders ("Annual Meeting") to be held at Custom Catering, Inc., 902 Patrick Henry Drive, Blacksburg, Virginia, on Tuesday, May 13, 2003, at 2:00 p.m., for the following purposes: (1) to elect three Class I directors to serve until the 2005 Annual Meeting of Shareholders; (2) to ratify the appointment of Brown Edwards & Company, L.L.P. as the Corporation's independent auditors for the year ending December 31, 2003; and (3) to transact any other business that may properly come before the meeting or any adjournment thereof. The approximate mailing date of this proxy statement and accompanying proxy is March 28, 2003.


Revocation and Voting of Proxies

     Execution of a proxy will not affect a shareholder's right to attend the Annual Meeting and to vote in person. Any shareholder who has executed and returned a proxy may revoke it at any time before the proxy is exercised, by filing a written notice with the Secretary of the Corporation at the above address or by submitting a proxy bearing a later date. Shareholders also may revoke their proxies by attending the Annual Meeting and voting in person. Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting. If a shareholder specifies how the proxy is to be voted with respect to any proposal for which a choice is provided, the proxy will be voted in accordance with such specifications. If a shareholder fails to specify with respect to a proposal, the proxy will be voted FOR the director nominees named in proposal 1 and FOR proposal 2, as set forth in the accompanying notice and further described herein.


Voting Rights of Shareholders

     Only those shareholders of record at the close of business on March 14, 2003 are entitled to notice of and to vote at the Annual Meeting. As of the close of business on the record date, 5,813,897 shares of Corporation common stock were outstanding and entitled to vote at the Annual Meeting. The Corporation has no other class of stock outstanding.

     Each share of Corporation common stock entitles the holder thereof to one vote upon each matter to be voted upon at the Annual Meeting. Shareholders of the Corporation do not have cumulative voting rights. A majority of the Corporation's outstanding shares, represented in person or by proxy, will constitute a quorum for the transaction of business.

Solicitation of Proxies

     The Corporation will pay all costs for this proxy solicitation. Proxies are being solicited by mail, and also may be solicited by directors, officers and employees of the Corporation in person, by telephone, or by mail. Officers, directors and employees of the Corporation will not receive special compensation for their solicitation activities. The Corporation may reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for their reasonable expenses in sending proxy materials to beneficial owners of Corporation stock.


Security Ownership of Certain Beneficial Owners and Management

     Principal Security Holders. The Corporation knows of no person or group acting in concert that beneficially owned more than five percent of the outstanding shares of the Corporation's common stock as of March 3, 2003.

     Management. The following table shows, as of March 3, 2003, the beneficial ownership of the Corporation's common stock for each director, director nominee, the executive officers named in the summary compensation table and for all directors, director nominees, and executive officers of the Corporation as a group.

                                 Amount and Nature of
                                 Beneficial Ownership
Name                                  (1)(2)(3)             Percent of Class
Kendall O. Clay                         31,784                      *
Dr. Douglas Covington                   10,313                      *
Beverley E. Dalton                       1,465                      *
Daniel D. Hamrick                       17,363                      *
J. Daniel Hardy, Jr.                    61,119 (4)                1.1%
F. Courtney Hoge                        18,297                      *
Walter A. Hunt                          57,302                      *
Steven D. Irvin                         12,987                      *
Clark Owen, Jr.                         32,919                      *
B.L. Rakes                              52,041                      *
Peter A. Seitz                          15,204                      *
Charles W. Steger                        6,288                      *
Carl E. Tarpley, Jr.                    16,843                      *
Samuel H. Tollison                     157,955                    2.7%
Litz H. Van Dyke                        19,648                      *
Jon T. Wyatt                            35,699                      *
All Directors, Nominees
and Executive Officers
as a group (16 persons)                547,227                    9.4%

*     Less than one percent of the Corporation's total outstanding stock.

(1) Includes shares that may be deemed beneficially owned due to joint ownership, voting power or investment power; including shares owned by or held for the benefit of a Board member's spouse or another immediate family member residing in the household of the Board member, which may be deemed beneficially owned.
(2)  Includes estimated 2002 Employee Stock Ownership Plan allocation.
(3) Includes shares that may be acquired within 60 days pursuant to the exercise of stock options issued under the 2000 Stock Incentive Plan:
     Messrs. Clay, Covington, Hamrick - 8,620 shares each; Mr. Irvin - 8,090 shares; Messrs. Steger and Wyatt - 4,910 shares each; Messrs. Dalton and Hunt - 1,200 shares each; Mr. Hoge - 10,353 shares; Mr. Rakes - 37,302 shares; and Messrs. Van Dyke and Seitz - 1,325 shares each.
(4) Based on the best information available as of December 19, 2002, and excludes options to purchase 9,938 shares that are forfeitable under certain circumstances upon the termination of Mr. Hardy's employment in accordance with the applicable stock option agreements.


Board of Directors and Committees of the Board

     The Board of Directors (the "Board") of the Corporation held 10 meetings during 2002. No director attended less than 75 percent of the meetings of the Board and committees on which he served during the year.

     Non-management directors of the Corporation received monthly compensation of $1,000 for their service to the Board and on May 14, 2002, received options to purchase 1,200 shares of the Corporation's stock and an award of 265 shares of the Corporation's stock for the prospective year of service (prorated to the month of appointment to the Board, if applicable).

     There are no family relationships among any of the Corporation's directors or executive officers, and none of the directors serves as a director of any other company with a class of securities registered under
Section 12 of the Securities Exchange Act of 1934.

     The Corporation has standing Nominating, Audit and Compensation Committees, each of which is described below.

                           Nominating Committee

     Until December 2002, the Compensation Committee acted as the Corporation's nominating committee. In December 2002, in anticipation of new nominating committee requirements expected to be adopted by the NASDAQ National Stock Market, the Board established a separate Nominating Committee, consisting of Messrs. Hoge (Chairman), Covington, Hunt, Rakes and Steger. The Nominating Committee reviews any director nominations and makes recommendations to the Board of Directors. The entire Board reviews the qualifications of the candidates for membership on the Board. The Nominating Committee will accept for consideration shareholders' nominations for directors if made in writing. In accordance with the Corporation's bylaws, a shareholder nomination must include sufficient background information with respect to the nominee and sufficient identification of the nominating shareholder. To be considered for the next election of directors, nominations must be received by the Corporation's President no less than fourteen days and no more than 50 days before the meeting held for that purpose. However, if less than 21 days' notice of a meeting for election of directors is provided to the shareholders, then written shareholder nominations for director must be received by the Corporation's President no later than the close of business on the seventh day after the notice of the meeting is mailed.


                          Audit Committee Report

     The Board has a standing Audit Committee, which has furnished the following report. During 2002, the committee was called the "Risk Management Committee," met three times and consisted of Messrs. Hamrick (Chairman), Clay, Covington and Hoge, each of whom meets the current independence requirements of Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. In December 2002, in anticipation of new independence requirements expected to be adopted by the NASDAQ National Stock Market, the Board reconstituted this committee, so that it now consists of the independent directors whose names appear at the end of this report.

     While management has the primary responsibility for the financial statements and the reporting process, including the Corporation's system of internal controls, the Audit Committee monitors and reviews the Corporation's financial reporting process on behalf of the Board of Directors. The role and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board. The Committee reviews and reassesses its charter periodically and recommends any changes to the Board for approval.

     The Corporation's independent auditors are responsible for performing an independent audit of the Corporation's consolidated financial statements in accordance with generally accepted accounting principles and to issue a report thereon. The Audit Committee monitors these processes. However, the Audit Committee does not complete its monitoring prior to Corporation's public announcements of financial results and, necessarily, in its oversight role, the Audit Committee relies on the work and assurances of the Corporation's management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of the Corporation's consolidated annual financial statements to generally accepted accounting principles.

     In this context, the Audit Committee met and held discussions with management and the Corporation's independent auditors, Brown Edwards & Company, L.L.P. ("Brown Edwards & Company"), with respect to the Corporation's financial statements for the fiscal year ended December 31, 2002. Management represented to the Audit Committee that the Corporation's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     In addition, the Audit Committee discussed with the independent auditors the auditors' independence from the Corporation and its management, and the independent auditors provided to the Audit Committee the written disclosures and letter required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

     The Audit Committee also discussed with the Corporation's internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Corporation's internal controls, and the overall quality of the Corporation's financial reporting.

     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

                              F.  Courtney Hoge, Chairman
                              Douglas Covington
                              Walter A. Hunt
                              B.L. Rakes
                              Charles W. Steger


                           Principal Accounting Fees

     Brown Edwards & Company billed the following fees for services provided to the Corporation during fiscal year 2002:

     Audit Fees                             $89,664

     Financial Information System
     Design and Implementation Fees              -0-

     All Other Fees (1)                     $41,941

     (1) "All Other Fees" consisted primarily of the following non-audit services: FDICIA procedures, tax planning and preparation of tax returns, Federal Home Loan Bank collateral verification audits, and forensic accounting assistance.

     The Audit Committee has considered the provision by Brown Edwards & Company of the above non-audit services to the Corporation and has determined that the provision of these services by Brown Edwards & Company is compatible with maintaining that firm's independence from the Corporation.


          Compensation Committee Report on Executive Compensation

     The Board has a standing Compensation Committee that evaluates the performance of the Chief Executive Officer and establishes his compensation. During 2002, the committee consisted of non-management directors Messrs. Irvin (Chairman), Clay, Hoge, Steger and Wyatt, and met four times. In December 2002, in anticipation of new independence requirements expected to be adopted by the NASDAQ National Stock Market, the Board reconstituted this committee, so that it now consists of the following independent directors: Messrs. Hoge (Chairman), Covington, Hunt, Rakes and Steger.

     The principal components of compensation for the Corporation's executive officers include annual compensation, consisting of salary and bonus awards, and long-term compensation, consisting of stock option awards and other equity-based compensation. The Compensation Committee bases the Chief Executive Officer's compensation determination on a variety of factors, including the financial performance of the Corporation, the individual performance of the Chief Executive Officer and the compensation paid to persons in comparable positions within the industry. In particular, the committee reviews the reports on executive compensation of peer companies prepared by the Virginia Bankers Association, SNL Securities and Sheshunoff Information Services. The committee also considers the Corporation's return on equity (ROE) and return on assets (ROA) for the prior year, the credit quality of the loan portfolio, loan and deposit growth and the Corporation's overall performance during the prior year. As part of its evaluation of the Chief Executive Officer's individual performance during the year, the committee also considers the quality of the Corporation's strategic plan, the progress of the Corporation's organization and management development and the level of the Chief Executive Officer's civic involvement. For 2002, the committee increased Mr. Hardy's salary from $218,000 to $243,000.

     For 2002, the Chief Executive Officer determined the annual salary and bonus compensation of the Corporation's other executive officers, based on the financial performance of the Corporation and the performance of the individual officer during the prior year and the compensation paid to persons in comparable positions within the industry as reported in the report on executive compensation prepared by the Virginia Bankers Association.

     The Board believes that equity-based incentive awards promote the long-term growth of the Corporation. Discretionary long-term incentive awards to executive officers of the Corporation and its subsidiaries under the Corporation's 2000 Stock Incentive Plan are determined by the non-management directors of the Board. In 2002, the non-management directors granted to the executive officers an aggregate of 8,480 options to purchase shares of the Corporation's common stock. These options were granted at an exercise price equal to the fair market value of the common stock on the date of grant, vest in four annual installments starting one year after the date of grant and expire ten years from the date of grant.

     At the same time that the committee was reconstituted in December 2002, the Board determined to review and assess its procedures for establishing executive compensation. In this connection, the Board as a whole established the 2003 base salaries for Messrs. Van Dyke and Seitz, using criteria similar to that considered by the Chief Executive Officer in determining their 2002 base salaries. The 2003 base salaries for Messrs. Van Dyke and Seitz also reflect an increase in their responsibilities to the Corporation. The Board continues to evaluate its practices for establishing executive officer compensation and may change its approach during the current fiscal year.

     Mr. Tollison, who replaced Mr. Hardy as Chief Executive Officer of the Corporation at the end of 2002, is not currently drawing a salary as Chief Executive Officer. Mr. Tollison is instead continuing to receive compensation under a prior consulting contract that he entered into with the Corporation in 1999. Thus, neither the Compensation Committee, nor the non-management directors of the Board have taken any action with respect to the Chief Executive Officer's compensation for 2003.

                                              Steven D. Irvin, Chairman
                                              Kendall O. Clay
                                              F.  Courtney Hoge
                                              Charles W. Steger
                                              Jon T. Wyatt


           Compensation Committee Interlocks and Insider Participation

     During 2002, and up to the present time, there were transactions between the Corporation's banking subsidiaries, First National Bank and FNB Salem Bank & Trust and members of the Compensation Committee, all consisting of extensions of credit by the Corporation's subsidiary banks in the ordinary course of business. Each transaction was made on substantially the same terms, including interest rates, collateral, and repayment terms, as those prevailing at the time for comparable transactions with the general public.
In the opinion of management, none of the transactions involved more than the normal risk of collection or presented other unfavorable features.


Non-Director Executive Officers of the Corporation

Name(Age)                  Principal Occupation During Past Five Years

Samuel H. Tollison (70)    President and Chief Executive Officer since
                           December 2002; Chairman, President and Chief
                           Executive Officer prior to May 1999

Peter A. Seitz (40)        Executive Vice President and Chief Administrative
                           Officer since January 2003; Executive Vice
                           President and Chief Operating Officer from December
                           2002 to January 2003; Executive Vice President and
                           General Counsel of the Corporation and First
                           National Bank from February 1999 to December 2002;
                           Senior Vice President and General Counsel of the
                           Corporation and First National Bank prior to
                           February 1999

Litz H. Van Dyke (39)      Executive Vice President and Chief Operating
                           Officer since January 2003; Executive Vice
                           President of the Corporation and First National
                           Bank from February 1999 to December 2002;
                           President and Chief Executive Officer of First
                           National Bank since December 2002; Senior Vice
                           President/Commercial Loans of First National
                           Bank prior to February 1999

Daniel A. Becker (60)      Senior Vice President and Chief Financial Officer
                           since February 1999; Vice President/Financial
                           Analyst for First National Bank prior to
                           February 1999

Executive Compensation

     The following table shows the cash and certain other compensation paid to the Corporation's Chief Executive Officer and those executive officers of the Corporation whose compensation exceeded $100,000 for the year ended
December 31, 2002.

                         Summary Compensation Table

                             Annual Compensation(6)
Name and Principal                  Salary        Bonus
Position                 Year         ($)         ($)(5)
Samuel H. Tollison       2002       100,000(3)       --
President and CEO
of the Corporation
(1)

J. Daniel Hardy, Jr.     2002       243,000        8,201
President and CEO of     2001       238,691(4)    21,000
the Corporation and      2000       210,651       20,450
First National Bank
(2)

Litz H. Van Dyke         2002       125,000       16,516
Executive Vice           2001       110,756           --
President and            2000        95,464        2,861
Chief Operating
Officer of the
Corporation

Peter A. Seitz           2002       123,000       16,480
Executive Vice           2001       108,460           --
President and            2000        89,776        2,690
Chief Administrative
Officer of the
Corporation

                         Summary Compensation Table (Continued)

                                      Long Term Compensation
                                       Awards            Payouts
                              Restricted    Securities
                              Stock         Underlying            All Other
Name and Principal            Award(s)      Options/     LTIP     Compensation
Position              Year    ($)(7)        SARs(#)      Payouts  ($)(8)
Samuel H. Tollison     2002           --            --        --          --
President and CEO
of the Corporation
(1)

J. Daniel Hardy, Jr.   2002           --            --        --      19,637
President and CEO of   2001           --         7,500        --      19,773
the Corporation and    2000           --        15,000        --      16,176
First National Bank
(2)

Litz H. Van Dyke       2002           --         4,240        --      12,623
Executive Vice         2001           --            --        --      12,556
President and          2000       41,250         2,500        --      10,364
Chief Operating
Officer of the
Corporation

Peter A. Seitz         2002           --         4,240        --      11,860
Executive Vice         2001           --            --        --      11,543
President and          2000       41,250         2,500        --       9,134
Chief Administrative
Officer of the
Corporation

     (1)  Became Chief Executive Officer on December 19, 2002.
     (2)  Until December 19, 2002.
     (3) Mr. Tollison receives no salary for his services as Chief Executive Officer of the Corporation. All compensation paid by the Corporation to Mr. Tollison for his 2002 service to the Corporation was pursuant to the consulting agreement Mr. Tollison entered into with the Corporation in January 1999.
     (4) Includes an award of 1,000 unrestricted shares valued at $20,250, based on the market price on the date of the award, December 20, 2001.
     (5) Figure represents bonus earned for year represented. Bonus consideration consists of payout from participation in company-wide bonus program for Messrs. Hardy, Van Dyke and Seitz for 2000 and 2002 and discretionary bonuses paid to Mr. Hardy for 2000 and 2001 performance and to Messrs. Van Dyke and Seitz for 2002 performance.
     (6) While some of the named executive officers received certain personal benefits in the years shown, the value of these benefits did not exceed, in the aggregate for any executive officer, the minimum reportable amount.
     (7) Restricted Stock Awards of 2,500 shares awarded to Messrs. Van Dyke and Seitz were valued at $16.50 per share, the closing market price on the date of award, July 27, 2000. One-fifth of the Restricted Stock Awards vest each year on the anniversary date of the award. Dividends on the Restricted Stock Awards are paid to the executive. At December 31, 2002, Messrs. Van Dyke and Seitz each held 1,500 shares of restricted stock with an aggregate value of $35,595.
     (8) All other compensation for 2002 for Mr. Hardy consists of an estimated contribution to the Corporation's ESOP of $11,703 and a matching 3 percent contribution on Mr. Hardy's behalf to the Corporation's 401(k) plan of $3,355 and nonqualified compensation plan of $4,579. All other compensation for 2002 for Mr. Van Dyke includes an estimated contribution to the Corporation's ESOP of $8,289 and a matching 3 percent contribution on Mr. Van Dyke's behalf of $2,281 to the Corporation's 401(k) plan and $2,053 to the nonqualified compensation plan. All other compensation for 2002 for Mr. Seitz includes an estimated contribution to the Corporation's ESOP of $7,802 and a matching 3 percent contribution on Mr. Seitz' behalf of $2,120 to the Corporation's 401(k) plan and $1,938 to the nonqualified compensation plan. All other compensation in 2001 for Mr. Hardy consisted of a Corporation contribution to the ESOP of $13,224 and a matching 3 percent contribution on Mr. Hardy's behalf of $1,090 to the Corporation's 401(k) plan and $5,459 to the nonqualified compensation plan. All other compensation in 2001 for Mr. Van Dyke consisted of a Corporation contribution to the ESOP of $9,404 and a matching 3 percent contribution on Mr. Van Dyke's behalf of $2,384 to the Corporation's 401(k) plan and $768 to the nonqualified compensation plan. All other compensation in 2001 for Mr. Seitz consisted of a Corporation contribution to the ESOP of $8,642 and a matching 3 percent contribution on Mr. Seitz' behalf of $2,200 to the Corporation's 401(k) plan and $701 to the nonqualified compensation plan. All other compensation in 2000 for Mr. Hardy consisted of a Corporation contribution to the ESOP of $11,236 and a matching 3 percent contribution on Mr. Hardy's behalf of $4,115 to the Corporation's 401(k) plan and $825 to the nonqualified compensation plan. All other compensation in 2000 for Mr. Van Dyke consisted of a Corporation contribution to the ESOP of $7,458 and a matching 3 percent contribution on Mr. Van Dyke's behalf of $2,562 to the Corporation's 401(k) plan and $344 to the nonqualified compensation plan. All other compensation in 2000 for Mr. Seitz consisted of a Corporation contribution to the ESOP of $6,594 and a matching 3 percent contribution on Mr. Seitz' behalf of $2,240 to the Corporation's 401(k) plan and $300 to the nonqualified compensation plan.

                 Stock Option Grants in the Last Fiscal Year

                 Number of   % of Total
                 Securities  Options
                 Underlying  Granted to    Exercise              Grant Date
                 Options     Employees in  Price     Expiration  Present Value
Name             Granted(#)  Fiscal Year   ($/Sh)    Date        ($) (1)
Samuel H.
  Tollison          --          --            --           --        --
J. Daniel
   Hardy, Jr.       --          --            --           --        --
Litz H.
  Van Dyke       4,240        12.0%        17.35      1/23/12    15,246
Peter A.
  Seitz          4,240        12.0%        17.35      1/23/12    15,246

(1)  Present value determined using the Black-Scholes valuation model.

                   Fiscal Year-End Option Values (A)

                       Number of Securities                    Value of
                           Underlying                         Unexercised
                        Unexercised Options               In-the-Money Options
                           at FY-End(#)                      at FY-End($)(1)
                          Exercisable/                        Exercisable/
Name                     Unexercisable                      Unexercisable
Samuel H. Tollison               --/--                              --/--

J. Daniel Hardy, Jr       9,375/14,475                      33,750/52,100

Litz H. Van Dyke           1,325/5,565                       4,770/20,034

Peter A. Seitz             1,325/5,565                       4,770/20,034

(1)  No named executive officer exercised stock options during 2002.


Transactions with Management

     Directors and executive officers of the Corporation (and its subsidiaries), and persons with whom they are associated, have had, and expect to have in the future, banking transactions with the Corporation's subsidiary banks in the ordinary course of their businesses. In the opinion of management of the Corporation, all such loans and commitments for loans were made on substantially the same terms, including interest rates, collateral, and repayment terms, as those prevailing at the same time for comparable transactions with other persons, were made in the ordinary course of business, and do not involve more than a normal risk of collection or present unfavorable features.

     Daniel D. Hamrick, a Class I director and director nominee, is the sole member of the law firm of Daniel D. Hamrick, P.C. The Corporation engaged Mr. Hamrick's law firm to perform legal services for the Corporation and its subsidiaries during 2002 and is expected to continue this engagement during 2003.

Employment Agreements

     Samuel H. Tollison is President and Chief Executive Officer of the Corporation. Mr. Tollison served as President and Chief Executive Officer of the Corporation until his retirement on December 31, 1998. As part of Mr. Tollison's retirement, the Corporation and Mr. Tollison mutually agreed to terminate his employment agreement and replace it with a consulting, noncompetition, and put option agreement, effective January 1, 1999. By the terms of the five-year agreement, Mr. Tollison will provide consulting services to the Corporation and its affiliates, will refrain from assisting any company in competition with the Corporation or its affiliates, and will offer to the Corporation for sale each month blocks of at least 1,000 shares of Corporation stock that the Corporation may repurchase at the current market price. Should the Corporation subsequently complete an affiliation transaction (as defined in the agreement), the Corporation will reimburse Mr. Tollison for the excess in price paid by the affiliating organization(s) to shareholders of the Corporation above the price paid by the Corporation to Mr. Tollison for the shares repurchased within one year before the affiliation announcement. The Corporation may terminate the agreement if Mr. Tollison fails to abide by the agreement, a bank regulator disqualifies him from service, or he is found guilty of a crime of moral turpitude. Further, the agreement will terminate immediately upon Mr. Tollison's death or upon mutual agreement. During the active term of the agreement, Mr. Tollison will annually receive a total sum of $100,000 for his consulting services and for his agreement not to compete. This agreement continues to govern Mr. Tollison's compensation from the Corporation, even after he became President and Chief Executive Officer of the Corporation in December 2002.

     The Corporation and First National Bank ("the Bank") entered into an employment agreement with Mr. Van Dyke during 1999, which was amended in 2002. Mr. Van Dyke's 2002 agreement provides for Mr. Van Dyke to serve as an executive officer of the Bank for a period of three years, with an automatic yearly renewal each year until Mr. Van Dyke retires or there is a change in control of the Corporation. The Corporation entered into an employment agreement with Mr. Seitz during 1999, which was also amended in 2002. Mr. Seitz' 2002 agreement provides for Mr. Seitz to serve as an executive officer of the Corporation for a period of 36 months, with an automatic monthly renewal each month for up to an additional 36 months, until Mr. Seitz retires or there is a change in control of the Corporation.

     Under their 2002 agreements, Messrs. Van Dyke and Seitz are entitled to continue receiving their salary and benefits for the term of their agreements upon a termination of employment by the Corporation without cause (as defined in the agreement) prior to a change in control. The 2002 agreements also provide that upon a change in control of the Corporation, each would be entitled to a lump-sum payment equivalent to his annual salary immediately prior to the change in control. In addition, the agreements provide for certain severance benefits in the event of a termination of employment within 36 months after the change in control. In such event, whether terminated by Mr. Van Dyke or Mr. Seitz, as the case may be, or by the Corporation without cause, he would be entitled to continue to receive his salary and benefits at the same level as on the date of termination for a minimum of 36 additional months. Should Mr. Van Dyke or Mr. Seitz accept employment with a banking institution located within 50 miles of the nearest location of an office of the Corporation or an affiliate within one year after a termination of the 2002 agreement, however, all salary and benefits to be received by him under the 2002 agreement would be reduced by the value of those salary and benefits received from the new employer.

     J. Daniel Hardy, Jr. served as President and Chief Executive Officer of the Corporation and the Bank until December, 2002. Mr. Hardy's
2002 employment agreement established a term of 36 months, renewable on the monthly anniversary date of the agreement, unless earlier terminated in accordance with its provisions. Mr. Hardy's employment terminated on January 31, 2003. His 2002 employment agreement was filed with the Securities and Exchange Commission as an exhibit to the Corporation's Form 10-Q for the second quarter of 2002. In 2002, Mr. Hardy's base salary was $243,000. His compensation for 2002 included an unrestricted stock grant of 1,000 shares of FNB Corporation common stock, stock options for 7,500 shares subject to the terms of a stock option agreement, an ESOP contribution of approximately $11,703, the potential for bonus payments of approximately $65,000 based on certain business performance criteria, and the opportunity for participation in FNB sponsored fringe benefits plans.


PROPOSALS TO BE VOTED ON

Proposal No. 1 - Election of Directors

     Election of Directors. The Board of Directors is divided into three classes (I, II and III), with one class being elected every year for a term of three years. The Board of Directors currently consists of twelve directors. In June 2002, the Board appointed Beverley E. Dalton to serve as a director of Class I until her prospective election at the next Annual Meeting of Shareholders. In accordance with the Corporation's director retirement policy, James L. Hutton and Joan H. Munford retired in 2002 and Mr. Hardy resigned as a director of the Corporation in December 2002.

     Beverley E. Dalton, Daniel D. Hamrick, Walter A. Hunt, Steven D. Irvin and B.L. Rakes, currently serve as Class I directors. Messrs. Dalton, Hamrick and Irvin have been nominated for election as Class I directors at the Annual Meeting to serve until the Annual Meeting in 2005 and until their respective successors are duly elected and qualified. In accordance with the retirement plan of the Corporation's Board of Directors, Messrs. Hunt and Rakes are not eligible for renomination. These gentlemen, however, will remain as consultants to the Board of Directors for one and two year periods, respectively, with pay comparable to that paid to directors of the Corporation.

     Management proposes that the nominees listed in this Proxy Statement be elected as Directors of Class I.

     Certain information is set forth below concerning the three nominees for election at the Annual Meeting, as well as certain information about the Class III and II Directors who will continue in office until the 2003 and 2004 Annual Meeting of Shareholders, respectively.

   Class I Nominees to be elected to serve until the 2005 Annual Meeting

                             Director    Principal Occupation During Past
Name (Age)                   Since       Five Years
Beverley E. Dalton (54)      2002        Owner, English Construction Company,
                                         Altavista, Virginia

Daniel D. Hamrick (56)       1996        Attorney, Daniel D. Hamrick, P.C.,
                                         Christiansburg, Virginia

Steven D. Irvin (44)         2000        Vice President, Blue Ridge Insurance,
                                         Wytheville, Virginia

   Class III Directors continuing in office until the 2004 Annual Meeting

                             Director    Principal Occupation During Past
Name (Age)                   Since       Five Years
Dr. Douglas Covington (68)   1999        President, Radford University

F. Courtney Hoge (62)        2001        Sales Representative, New York Life

Clark Owen, Jr. (60)         2002        President/CEO, Salem Bank & Trust;
                                         formerly President/CEO, Salem
                                         Community Bankshares

Carl E. Tarpley, Jr. (61)    2002        Executive Vice President, Salem
                                         Bank & Trust; formerly Executive
                                         Vice President, Salem Community
                                         Bankshares

   Class II Directors continuing in office until the 2003 Annual Meeting

                             Director    Principal Occupation During Past
Name (Age)                   Since       Five Years
Kendall O. Clay (60)         1996        Attorney, Kendall O. Clay, P.C.,
                                         Radford, Virginia

Charles W. Steger (55)       2000        President, Virginia Polytechnic
                                         Institute and State University,
                                         Blacksburg, Virginia ("VPI-SU");
                                         formerly Vice President, VPI-SU

Jon T. Wyatt (62)            2000        President, Sign Systems, Inc.,
                                         Radford, Virginia

     Vote Required. With respect to the election of directors, votes may be cast in favor or withheld. If a quorum is present, a majority of the shares cast is required to approve the election of a director. Thus, although abstentions and broker non-votes (shares held by customers which may not be voted on certain matters because the broker has not received specific instructions from the customers) are counted for purposes of determining the presence or absence of a quorum for the transaction of business, they are generally not counted for purposes of determining the election of directors, and therefore have no effect.

     The Board of Directors recommends that you vote "FOR" the election of Beverley E. Dalton, Daniel D. Hamrick and Steven D. Irvin, to serve as Directors of Class I.

Proposal No. 2 - Ratification of Appointment of Independent Auditors

     On December 19, 2002, upon recommendation of the Corporation's Audit Committee, the Board of Directors appointed the accounting firm of Brown Edwards & Company, L.L.P. as independent auditors for the year ending December 31, 2002. At the Annual Meeting, shareholders will be requested to ratify the appointment by the Board of Directors of Brown, Edwards & Company, L.L.P. as independent auditors for the year ending December 31, 2002.

     Representatives of Brown Edwards & Company, L.L.P. are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and to make a statement if they desire to do so.

     Vote Required. If a quorum is present, the affirmative vote of a majority of the shares cast is required to ratify the appointment. Thus, although abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business, they are generally not counted for purposes of determining the ratification of the appointment, and therefore have no effect.

                       Change in Certifying Accountant

     Effective March 29, 2001, based upon the recommendation of its Risk Management Committee (now the Audit Committee) and approval by its Board of Directors, the Corporation engaged Brown Edwards & Company as its independent auditors for the year ending December 31, 2001, to replace McLeod and Company ("McLeod"), who chose not to be considered for re-appointment. During the Corporation's two most recent fiscal years ended December 31, 2000, and during the subsequent interim period preceding the engagement of Brown Edwards & Company, there was no disagreement between the Corporation and McLeod on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to McLeod satisfaction, would have caused McLeod to make reference to the subject matter of the disagreement in connection with its reports on the Corporation's consolidated financial statements; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K. The audit reports of McLeod on the Corporation's consolidated financial statements as of and for the last two fiscal years ended December 31, 2000 did not contain any adverse opinion or disclaimer of opinion, nor were these opinions qualified or modified as to uncertainty, audit scope or accounting principles. The Corporation provided McLeod with a copy of the above disclosures, which were also set forth in the Corporation's current report on Form 8-K filed with the SEC on March 29, 2001. McLeod's letter, dated March 21, 2001, stating its agreement with the above statements was filed as an exhibit to the Form 8-K.

     During the Corporation's two most recent fiscal years ended December 31, 2000, and during the subsequent interim period preceding the engagement of Brown Edwards & Company on March 29, 2001, the Corporation did not consult with Brown Edwards & Company regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Corporation's financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.


     The Board of Directors recommends that you vote "FOR" ratification of the appointment of Brown Edwards & Company, L.L.P. as independent auditors for the year ended December 31, 2003.

Performance Graph

     The following graph compares the yearly cumulative total return of the Corporation's common stock over a five-year period (beginning December 31, 1997 and ending on December 31, 2002) to the returns of the Standard and Poor's 500 stock index, NASDAQ stock index (a broad market index of stocks of similar capitalizations) and to the returns of an Independent Peer Bank Index. The inclusion of the NASDAQ stock index reflects, in the opinion of management, a broad market index that includes more stocks with market capitalizations similar to that of FNB Corporation than the Standard and Poor's 500 stock index. There can be no assurance that the Corporation's stock performance in the future will continue with the same or similar trends depicted in the graph below.

               [Graph included in proxy sent to shareholders]

                   1997    1998     1999    2000     2001    2002
FNB Corporation    100     125      117     97       124     159
Independent Peer
Bank Index         100     113      105     97       113     141
NASDAQ Index       100     141      252     157      125     86
S & P 500 Indes    100     129      156     141      125     97

The Independent Peer Bank Index is a compilation of the total return to shareholders over the past five years of the following group of 22 independent community banks located in the southeastern states of Florida, Georgia, North Carolina, South Carolina, Tennessee, Virginia, and West Virginia: Auburn National Bancshares, Inc.; United Security Bankshares, Inc.; TIB Financial Corp.; Seacoast Banking Corp.; Fidelity National Corp.; Southeastern Banking Corporation; Southwest Georgia Financial Corp.; PAB Bankshares, Inc.; Four Oaks Fincorp., Inc.; Bank of Granite Corp.; FNB Financial Services Corp.; First Bancorp; CNB Corporation; Peoples Bancorporation, Inc.; First Pulaski National Corporation; National Bankshares, Inc.; FNB Corporation; American National Bankshares, Inc.; Central Virginia Bankshares, Inc.; Virginia Financial Group, Inc.; C&F Financial Corporation; and First Century Bankshares, Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers, and any 10% beneficial owners of the Corporation's common stock to file reports concerning their ownership of the Corporation's common stock. Based on a review of the reports of changes in beneficial ownership of common stock and written representations made to the Corporation, the Corporation believes that its officers and directors complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 during 2002.


Shareholder Proposals

     In order to be eligible for inclusion in the Corporation's proxy materials for next year's Annual Meeting of Shareholders, shareholder proposals must be received at the Corporation's main office, 105 Arbor Drive, Christiansburg, Virginia, 24073 no later than November 1, 2003. Any such proposal must be in proper form and shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended. In addition, if a shareholder intends to present a proposal for action at next year's Annual Meeting, the shareholder must provide the Corporation with notice thereof on or before February 12, 2004.


Other Matters

     The Board of Directors is not aware of any business to come before the Annual Meeting other than those matters described above. If any other matters should properly come before the Annual Meeting, however, it is intended that proxies in the accompanying form will be voted in respect thereof, in accordance with the judgment of the person or persons voting the proxies.


IMPORTANT: A copy of the Corporation's Annual Report on Form 10-K, including the financial statements for the year ended December 31, 2002, required to be filed with the Securities and Exchange Commission, shall be provided by the Corporation without charge to each shareholder upon his written request to Perry Taylor, Senior Vice President/Comptroller, First National Bank, 105 Arbor Drive, P.O. Box 600, Christiansburg, Virginia 24068-0600.


                                         BY ORDER OF THE BOARD OF DIRECTORS



                                         Peter A. Seitz
                                         Secretary

Christiansburg, Virginia
March 28, 2003

                                   FORM OF PROXY

                                  FNB CORPORATION

             This Proxy is solicited on behalf of the Board of Directors.

     The undersigned hereby appoints _________________ and ______________, jointly and severally as proxies, with full power to act alone, and with full power of substitution to represent the undersigned, and to vote all shares of the Corporation standing in the name of the undersigned as of March 14, 2003, at the annual meeting of shareholders to be held Tuesday, May 13, 2003, at 2:00 p.m. at Custom Catering, Inc., 902 Patrick Henry Drive, Blacksburg, Virginia, or any adjournments thereof, on each of the following matters.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of all director nominees and FOR ratification of the appointment of Brown Edwards & Company, L.L.P. as independent auditors. If any other matter shall be brought before the meeting, the shares represented by this proxy will be voted in the discretion of the proxy agents.

(Continued and to be signed on Reverse Side)

Please sign, date and mail your proxy card back as soon as possible!

Annual Meeting of Shareholders
FNB CORPORATION

May 13, 2003

Please Detach and Mail in the Envelope Provided

[X] Please mark your votes as in this example.

1. To elect three Class I directors to serve until the 2005 Annual Meeting of Shareholders, or until their successors are elected and qualified, as instructed below.

                                                      Nominees:
  [ ] FOR all nominees      [ ]WITHHELD from all      Steven D. Irvin
 (except as marked to the         nominees            Daniel D. Hamrick
  contrary below.)                                    Beverley E. Dalton


(Instruction: To withhold authority to vote for any nominee, write that nominee's name on the space provided below.)

-----------------------------------------------------------------------------

The Board of Directors unanimously recommends that you vote FOR all nominees listed above.

2. Proposal to ratify the appointment of Brown Edwards & Company, L.L.P. as independent auditors for the year ending December 31, 2003.

                [  ] FOR   [  ] AGAINST   [  ] ABSTAIN

The Board of Directors unanimously recommends that you vote FOR Proposal 2.


3. The transaction of any other business as may properly come before the Annual Meeting or any adjournment thereof. Management presently knows of no other business to be presented at the Annual Meeting.




Signature _____________________________________ Dated: _______________ , 2003

NOTE: Please sign your name(s) exactly as shown imprinted hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.